Exhibit 10.10
2008 Amendment to
Employment Agreement
          This Amendment (this “Amendment”), is made and entered into as of December 31, 2008 by and between Centrue Financial Corporation, Inc., a Delaware corporation (the “Employer”), and Ricky R. Parks (the “Executive”).
A. The Executive serves as Market President of Employer, and its wholly-owned subsidiary, Centrue Bank (the “Bank”).
B. The Employer and the Executive have previously entered into an employment agreement dated January 31, 2007 (the “Agreement”) and wish to amend the Agreement to satisfy the requirements of Section 409A of the Internal Revenue Code and to eliminate provisions of the Agreement that pertain only to compensation or benefits that have already been paid.
C. Except as otherwise provided in this Amendment, the Agreement shall continue in full force and effect.
          NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:
1. Section 1 of the Agreement is hereby amended to provide as follows:
Section 1. Term. The term of this Agreement and the Executive’s employment hereunder shall be for a term of one year commencing on the Effective Date (the “Term”), and may, in the discretion of the Employer’s board of directors, be extended for one (1) or more additional years by resolution of the board of directors prior to the first anniversary of the Effective Date and each anniversary thereafter. The Term of the Agreement is extended for a period of 11 months beginning February 1, 2009 and ending December 31, 2009, upon execution of this document by both parties.
2. Section 3(a) of the Agreement is hereby amended to provide as follows:
     (a) Base Compensation. Effective January 1, 2009, the Executive shall receive an aggregate annual minimum Base Salary of $150,000 payable in installments in accordance with the regular payroll schedule of the Bank (“Base Salary”). Such Base Salary shall be subject to review annually commencing in 2009 and shall be maintained or increased during the term of this Agreement in accordance with the Employer’s established management compensation policies and plans.
3. Section 3(c) of the Agreement is amended to provide as follows:
     (c) Reimbursement of Expenses. The Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of his duties hereunder and shall be entitled to attend seminars, conferences and meetings relating to the business of the Employer consistent with the Employer’s or the Bank’s established policies in that regard. Reimbursement under this section will be paid no later than March 15 of the calendar year following the calendar year in which the expenses were incurred.
4. Section 5(c)(i) of the Agreement is amended to provide as follows:
     (i) In the event of the termination of this Agreement by the Employer prior to the last day of the Term for any reason other than a termination in accordance with the provisions of Section (e) (Termination for Cause), then notwithstanding any mitigation of damages by the Executive, the Employer shall pay the Executive a sum equal to the Executive’s Annual Compensation. In addition, in the event Executive elects continuation coverage under the health insurance programs maintained by the Employer, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Employer shall reimburse an amount equal to the premiums payable by the Executive; provided, however, that the continued payment of these amounts by the Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination. The term “Annual Compensation” shall mean the Executive’s then current Base Salary and the Executive’s performance bonus for the most recently completed annual performance period (including prior payments made under the incentive plans of Employer).
5. Section 5(c)(ii) of the Agreement is amended to provide as follows:
     (ii) Payment to the Executive will be made on a monthly basis over the twelve (12) month period immediately following the Executive’s termination of employment. In no event shall any severance payable in monthly installments be made after the last day of the second calendar year following the year in which the Executive’s employment terminates. The amount of severance payable in monthly installments shall not exceed the amount eligible for exemption as separation pay under Treas. Reg. § 1.409A-1(b)(9) and to the extent Executive is entitled to severance payments in excess of such amount, the Employer shall pay Executive the excess amount on or before March 15 of the calendar year following the year in which Executive’s employment terminates. Payment of the amounts due under Section 5(c)(i) shall not be reduced in the event the Executive obtains other employment following termination of employment by the Employer.
6. Section 5(d)(i) of the Agreement is amended to provide as follows:
     (i) a material reduction in the Executive’s then current Base Salary;
7. The final paragraph of Section 5(d) is amended to provide as follows:
Upon the occurrence of any event referenced in (i) through (vi) above, Executive shall, within ninety (90) of such occurrence, provide Employer notice of the existence of the condition. Upon receiving notice, Employer shall have no more than thirty (30) days to remedy the condition. Executive shall have two years from the date of the initial existence of one of the above events to terminate his employment under this section. The Executive’s right to terminate employment due to a Constructive Discharge shall not be affected by incapacities due to mental or physical illness and the Executive’s continued employment or lack of notice hereunder shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting a Constructive Discharge.

8. The following paragraph is added to Section 5(h)(ii) to provide as follows:
Notwithstanding the definition of Change of Control set forth above, to the extent that any payments under this Agreement are deemed to be deferred compensation as such term is defined by Section 409A of the Internal Revenue Code of 1986 (the “Code”), a Change of Control shall not have occurred unless the event constitutes a “change in control event” as such term is defined by Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations promulgated thereunder.
9. The first sentence of Section 5(h)(iii) is amended to provide as follows:
It is the intention of the Employer and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Code.
10. Section 10(i) of the Agreement is amended to provide as follows:
(i) Internal Revenue Code Section 409A. Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment, (i) Employee is a “specified employee” as defined in Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination (“409A”), and, (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination. The parties intend, however, that this Agreement shall be exempt from the 409A as either a separation pay arrangement or a short term deferral of compensation.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Centrue Financial Corporation, Inc.		Ricky R. Parks

By:	/s/Heather M. Hammitt	/s/Ricky R. Parks

Its: EVP/Head of HR & Corporate Communications

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